Exhibit n(1)
Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Prospectus Supplement, dated November 10, 2010, of our report dated August 30, 2010, relating to the consolidated financial statements of Prospect Capital Corporation.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

November 10, 2010